Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated March 14, 2006
Relating to Preliminary Prospectus dated March 14, 2006
Registration No. 333-111070

$500,000,000

Clear Channel Communications, Inc.

6.25% Senior Notes due 2011

FREE WRITING PROSPECTUS

Issuer:	Clear Channel Communications, Inc.
Size:	$500,000,000.00
Security Type:	Senior Notes
Coupon:	6.25%
Format:	SEC Registered
Maturity:	March 15, 2011
Price:	$99.854
Yield:	6.285%
Spread to Treasury:	+ 160 bpsn
Benchmark Treasury:	4.5% due 2/28/2011
Treasury Spot:	99-06
Coupon Dates:	The 15th day of each March and September
First Coupon:	9/15/2006
Settlement:	T+5 (March 21, 2006)
Optional Redemption:	M/W + 25 bps
Joint Bookrunning Managers:	Banc of America Securities LLC
Wachovia Securities

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

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